Exhibit 3.244

CERTIFICATE OF FORMATION

OF

ROWANDRILL, LLC

F I L E D
In the Office of the
Secretary of State of Texas

DEC 19 2019

Corporations Section

This Certificate of Formation of Rowandrill, LLC (the "Company") is being executed and filed by the undersigned authorized person on December 19, 2019.

FIRST: The Company is being formed pursuant to a plan of conversion.

SECOND: The prior name of the Company was Rowandrill, Inc.

THIRD: The prior registered address of the Company was 211 E. 7th Street, Suite 620, Austin Texas 78701.

FOURTH: The Company was, prior to the completion of the plan of conversion, a corporation, duly formed under the laws of the state of Texas.

FIFTH: The Company was formed as a corporation on July 28, 1972.

SIXTH: The new name of the Company is Rowandrill, LLC.

SEVENTH: The initial address of the registered office of the Company in the State of Texas is 206 E. 9th Street, Suite 1300, in the City of Austin, Texas 78701, and the name of the Company's registered agent for service of process at that address is Capitol Corporate Services, Inc.

EIGHTH: The Company will not have managers. The Company will be governed by its members, and the name and address of the initial member is Rowan Companies, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.

NINTH: The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

TENTH: The organizer of the Company is Christopher M. Johnston, and his address is 5847 San Felipe, Suite 3300, Houston, Texas 77057.

ELEVENTH: This Certificate of Formation shall be effective when filed with the secretary of state.

TWELFTH : The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

14. Certificate of Formation / Rowandrill, LLC

1N WITNESS \VHEREOF .. the undersigned has executed this Ce1iificate of Formation as of the date first set forth above. 14. Certificate of Formation/ Rowandrill, LLC Name: Christopher M. Johnston Title: Organizer